Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI,

PROFESSIONAL CORPORATION

October 29, 2010

Pacific Biosciences of California, Inc.

1380 Willow Road

Menlo Park, CA 94025

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Pacific Biosciences of California, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 14,273,463 shares of your common stock, par value $0.001 per share (the “Shares”), reserved for issuance pursuant to the 2010 Equity Incentive Plan, 2010 Employee Stock Purchase Plan, 2010 Outside Director Equity Incentive Plan, 2005 Stock Plan and 2004 Equity Incentive Plan (the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI, P.C.
Professional Corporation